Exhibit 99.1

May 4, 2010	Edward Vallejo
Vice President, Investor Relations
T: 856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Director, Communications
T: 856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS FIRST QUARTER 2010 RESULTS

•	Revenues increase by $37.9 million quarter-over-quarter to $588.1 million

•	Net income of $30.8 million or $0.18 per share for first quarter 2010

•	Operating Cash Flows increase 24 percent

•	Tightens Annual Earnings Guidance Range to $1.33 to $1.40 per share

VOORHEES, N.J., May 4, 2010 – American Water Works Company, Inc. (NYSE: AWK), the largest investor-owned U.S. water and wastewater utility company, today reported results for the first quarter ended March 31, 2010. For the quarter, the company reported operating revenues of $588.1 million, a $37.9 million or 6.9 percent increase over the same period in 2009.

Net income in the first quarter was $30.8 million, or $0.18 per basic and diluted common share, compared with a net loss of $413.1 million or $2.58 per basic and diluted common share, in the first quarter of 2009. Excluding the goodwill impairment charge, the first quarter 2009 net income would have been $29.9 million or $0.19 per basic and diluted earnings per common share. Shares outstanding increased from approximately 160 million in 2009 to 175 million in 2010.

“We are pleased to issue another earnings report detailing steady financial performance,” said Don Correll, president and CEO of American Water. “Net income increased modestly during the first quarter 2010. Although interest expense increased due to the amount of debt we issued last year, revenues, operating income and operating cash flow had solid gains. These gains are a reflection of a companywide effort to execute our core strategies. In addition, we have also tightened our 2010 earnings guidance range based on the first quarter results and the current outlook for the remainder of the year.”

In the first quarter 2010, the company’s Regulated Businesses’ revenues increased by $22.1 million or 4.4 percent over the prior year’s period. The increase was primarily a result of rate awards in recognition of the company’s prudent investment. Lower demand offset rate increases in American Water’s regulated states. Total volume of water sold decreased 1.4 percent for the quarter compared to the prior year’s first quarter.

PRESS RELEASE	www.amwater.com

The company’s Non-Regulated Businesses’ revenues increased by $17.0 million, or 29.5 percent, for the first quarter of 2010 as compared to the prior year’s first quarter. The increase was primarily attributable to additional revenue from the Non-Regulated Businesses’ entry into the industrial market as well as its military contracts.

Operating expenses for the three-month period ended March 31, 2010, totaled $462.0 million compared to $885.5 million over the same period in 2009. The goodwill impairment charge was $450.0 million for the three months ended March 31, 2009. Excluding the first quarter 2009 goodwill impairment charge, operating expenses increased $26.5 million quarter-over-quarter. The increase for the quarter was primarily driven by higher employee related expenses, higher depreciation expense, as well as increased general taxes.

Net cash provided by operating activities for the quarter ended March 31, 2010, increased approximately $33.5 million or 24 percent to $176.0 million.

Capital expenditures for the quarter ended March 31, 2010 was $142.7 million compared to $196.2 million for the same period in the prior year.

“American Water continues to provide water solutions throughout its service areas and beyond,” added Correll. “During the first quarter, we announced that we will replace a 1920s-era water treatment plant in New Jersey and build a new, $72 million state-of-the-art facility on the same grounds, ensuring reliable service and creating jobs in the area. Our operations in Pennsylvania also expanded into its 36th county and acquired a system that is in dire need of repair. These are both great examples of how we provide long-term solutions to communities and customers.”

As of March 31 and April 30, the company had no borrowings outstanding under its $850 million credit facilities. Commercial paper outstanding at March 31 and April 30 was $138.6 million and $143.1 million respectively. Separately, during the first quarter 2010 the company filed applications totaling $22.0 million with state revolving loan fund agencies for either American Recovery and Reinvestment Act or other governmental subsidized funds. During the first quarter of 2010, the company received $1.1 million and was awarded an additional $9.9 million associated with applications that it filed in 2009.

During the three months ended March 31, 2010, infrastructure charges of $3.9 million were granted. Subsequent to the quarter end, rate cases authorizing additional annualized revenues of $73.4 million were approved and three cases were filed requesting $150.0 in additional annualized revenue. As of March 31, 2010, the company was awaiting final orders for general rate cases in ten states, requesting $251.6 million in total additional annual revenues. The extent to which requested rate increases will be granted by the applicable regulatory agencies will vary.

PRESS RELEASE	www.amwater.com

During the quarter the company announced American Water Stock Direct, a dividend reinvestment and direct stock purchase plan, which enables stockholders to reinvest cash dividends and purchase additional American Water common shares without any brokerage commissions or service charges. American Water’s Board of Directors also declared a quarterly cash dividend of $0.21 per common share on April 30, 2010.

2010 Earnings Guidance

American Water is narrowing its earnings guidance for 2010 based on first quarter results and the current outlook for the remainder of the year. The company now estimates that its 2010 earnings will be in the range of $1.33 to $1.40 per share. American Water previously provided guidance anticipated earnings for the full year of 2010 in the range of $1.30 to $1.40 per share. In addition to tightening earnings guidance, the company is reiterating its previously stated 7 to 10 percent long-term earnings per share growth target. The company’s earnings forecasts are subject to numerous risks, including those described under “Forward-Looking Statements” below and under “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Non-GAAP Financial Measures

This press release includes a presentation of “Net income excluding impairment charge,” “Basic income per common share excluding impairment charge,” “Diluted net income per common share excluding impairment charge,” and “Operating expenses excluding impairment charge.” Each of these items is derived from our consolidated financial information but is not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). The items constitute “non-GAAP financial measures” under Securities and Exchange Commission rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure.

Management believes that the presentation of these adjusted measures is useful to investors because it provides a means of evaluating the company’s operating performance without giving effect to an impairment charge, which has been triggered principally by market factors that are largely out of the control of management and do not reflect the day-to-day operations of the company. Moreover, management believes that this presentation facilitates comparisons between the company and other companies in its industry. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of impairment charges.

Set forth below are tables that reconcile the non-GAAP financial measures to the most directly comparable GAAP financial measure.

PRESS RELEASE	www.amwater.com

First Quarter 2010 Earnings Conference Call

The first quarter 2010 earnings conference call will take place Wednesday, May 5, 2010, at 9:00 a.m. Eastern Time. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s Web site at www.amwater.com.

Following the earnings conference call, an audio archive of the call will be available through May 12, 2010, by dialing 303-590-3030 for U.S. and international callers. The access code for replay is 4282600. The online archive of the webcast will be available through June 2, 2010, by accessing the Investor Relations page of the company’s Web site located at www.amwater.com.

About American Water

Founded in 1886, American Water is the largest investor-owned U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs more than 7,000 dedicated professionals who provide drinking water, wastewater and other related services to approximately 16 million people in 35 states and Ontario and Manitoba, Canada.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are predictions based on our current expectations and assumptions regarding future events and may relate to, among other things, our future financial performance, including earnings, our growth strategies, our ability to finance current operations and growth initiatives, trends in our industry, regulatory or legal developments or rate adjustments. Actual results could differ materially because of factors such as the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness of regulatory commissions’ actions concerning rates; changes in laws, governmental regulations and policies, including environmental, health and water quality and public utility regulations and policies; weather conditions, patterns or events, including drought or abnormally high rainfall; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; our ability to appropriately maintain current infrastructure and manage the expansion of our business; our ability to obtain permits for projects; changes in our capital requirements; our ability to control operating expenses and to achieve efficiencies in our operations; our ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for our operations; our ability to successfully acquire and integrate water and wastewater systems that are complementary to our operations and the growth of our business; cost overruns relating to improvements or the expansion of our operations; changes in general economic, business and financial market conditions; significant changes to our business processes and corresponding technology; access to sufficient capital on satisfactory terms; fluctuations in interest

PRESS RELEASE	www.amwater.com

rates; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase our cost and funding requirements; the incurrence of impairment charges; migration of customers into or out of our service territories; difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions; ability to retain and attract qualified employees; and civil disturbance, labor strikes or terrorist threats or acts or public apprehension about future disturbances or terrorist threats or acts.

For further information regarding risks and uncertainties associated with American Water’s business, please refer to American Water’s annual, quarterly and periodic SEC filings. The Company undertakes no duty to update any forward-looking statement.

PRESS RELEASE	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Operations (Unaudited)

In thousands except per share data

	Three Months Ended March 31,
	2010	2009
Operating revenues	$588,053	$550,170

Operating expenses
Operation and maintenance	330,423	314,402
Depreciation and amortization	76,232	68,843
General taxes	55,404	52,497
Gain on sale of assets	(71)	(202)
Impairment charge	—	450,000

Total operating expenses, net	461,988	885,540

Operating income (loss)	126,065	(335,370)

Other income (expenses)
Interest, net	(78,715)	(71,979)
Allowance for other funds used during construction	2,151	3,343
Allowance for borrowed funds used during construction	1,397	1,872
Amortization of debt expense	(684)	(1,488)
Other, net	71	1,114

Total other income (expenses)	(75,780)	(67,138)

Income (loss) before income taxes	50,285	(402,508)
Provision for income taxes	19,477	10,571

Net income (loss)	$30,808	$(413,079)

Income (loss) per common share:
Basic	$0.18	$(2.58)

Diluted	$0.18	$(2.58)

Average common shares outstanding during the period:
Basic	174,721	160,011

Diluted	174,797	160,011

Dividends per common share	$0.21	$0.20

PRESS RELEASE	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information (Unaudited)

In thousands

	March 31, 2010	December 31, 2009
Cash and cash equivalents	$12,633	$22,256
Other current assets	484,595	476,871
Total property, plant and equipment	10,742,417	10,677,393
Total regulatory and other long-term assets	2,300,917	2,276,131

Total Assets	$13,540,562	$13,452,651

Short-term debt	$147,893	$119,497
Current portion of long-term debt	47,027	54,068
Other current liabilities	466,169	433,827
Long-term debt	5,280,902	5,312,126
Total regulatory and other long-term liabilities	2,615,990	2,554,437
Contributions in aid of construction	979,090	973,280
Total stockholders’ equity	4,003,491	4,005,416

Total Capitalization and Liabilities	$13,540,562	$13,452,651

Operating Expenses Excluding Impairment Charge (A Non-GAAP, Unaudited Number)

In thousands

	Three Months Ended March 31,
	2010	2009
Total operating expenses, net	$461,988	$885,540
Less: Impairment charge	—	450,000

Total operating expenses excluding impairment charge	$461,988	$435,540

Net Income (Loss) Excluding Impairment Charge (A Non-GAAP, Unaudited Number)

In thousands

	Three Months Ended March 31,
	2010	2009
Net income (loss)	$30,808	$(413,079)
Add: Impairment charge	—	450,000

Net income excluding impairment charge before associated tax benefit	30,808	36,921
Less: Income tax benefit relating to impairment charge	—	6,976

Net income excluding impairment charge	$30,808	$29,945

Net income per common share excluding impairment charge:
Basic	$0.18	$0.19

Diluted	$0.18	$0.19

###

PRESS RELEASE	www.amwater.com